Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of DCP Midstream, LP for the registration of common units representing limited partner interests and to the incorporation by reference therein of our report dated February 15, 2017, with respect to the consolidated financial statements of Discovery Producer Services LLC included in DCP Midstream, LP’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
August 11, 2017